Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
PROJECT SAGE M HOLDINGS OLDCO, INC.,	)	Case No. 24-10245 (JTD)
et al.,[1]	)
	)	(Jointly Administered)
Debtors.	)
	)	Re: Docket Nos. 380, 430, 434

FINDINGS OF fACT,

CONCLUSIONS OF LAW, AND order APPROVING

THE DEBTORS’ SECOND AMENDED COMBINED DISCLOSURE

STATEMENT AND JOINT PLAN OF Project sage oldco, inc. AND

ITS AFFILIATED DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtors and debtors in possession (collectively, the “Debtors”), having:2

a.	commenced, on February 12, 2024 (the “Petition Date”), the Chapter 11 Cases by filing voluntary petitions for relief in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under chapter 11 of the Bankruptcy Code (the “Bankruptcy Code”);

b.	continued to operate and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

c.	obtained, on February 14, 2024, entry of the Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507 (I) Authorizing the Debtors to Obtain Postpetition Financing; (II) Granting Liens and Superpriority Administrative Expense Claims; (III) Authorizing the Use of Cash Collateral; (IV) Granting Adequate Protection to Prepetition First Lien Secured Parties; (V) Modifying Automatic Stay; (VI) Scheduling Final Hearing; and (VII) Granting Related Relief [Docket No. 61] (the “Interim DIP Order”);

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number are: Project Sage Oldco, Inc. (f/k/a Sientra, Inc.) (1000); Project Sage M Holdings Oldco, Inc. (f/k/a Mist Holdings, Inc.) (4221); Project Sage M Oldco, Inc. (f/k/a Mist, Inc.) (1202); and Project Sage M International Oldco, Inc. (f/k/a Mist International, Inc.) (3363). The Debtors’ service address is 3333 Michelson Drive, Suite 650, Irvine, CA 92612.

[2]	All capitalized terms used but otherwise not defined in these findings of fact, conclusions of law, and order (collectively, this “Confirmation Order”) shall have the meanings ascribed to them in the Amended Combined Plan and Disclosure Statement (as defined herein). The rules of interpretation set forth in Article I.C of the Amended Combined Plan and Disclosure Statement apply.

d.	obtained, on March 5, 2024, entry of the Order (A) Approving Bid Procedures for the Sale of Substantially All of the Debtors’ Assets; (B) Approving Procedures for the Assumption and Assignment of Executory Contracts and Unexpired Leases, (C) Approving Certain Bid Protections in Connection with the Debtors’ Entry into any Potential Stalking Horse Agreement; (D) Scheduling the Auction and Sale Hearing; (E) Approving the Form and Manner of Notice Thereof; and (F) Granting Related Relief [Docket No. 123] (the “Bid Procedures Order”);

e.	obtained, on March 11, 2024, entry of the Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507 (I) Authorizing the Debtors to Obtain Postpetition Financing; (II) Granting Liens and Superpriority Administrative Expense Claims; (III) Authorizing the Use of Cash Collateral; (IV) Granting Adequate Protection to Prepetition First Lien Secured Parties; (V) Modifying Automatic Stay; (VI) Scheduling Final Hearing; and (VII) Granting Related Relief [Docket No.168] (the “Final DIP Order”);

f.	obtained, on April 11, 2024, entry of the Order Pursuant to Sections 105(a), 363, and 365 of The Bankruptcy Code and Rules 2002, 6004 And 6006 of The Federal Rules of Bankruptcy Procedure: (I) Approving the Terms of the Asset Purchase Agreement and Related Agreements by and Between the Debtors and Tiger Aesthetics Medical, LLC; (II) Authorizing Consummation of the Sale Transaction Contemplated Therein; (III) Authorizing the Assumption and Assignment of the Assigned General Contracts; and (IV) Granting Related Relief [Docket No. 294] (the “Tiger Sale Order”);

g.	obtained, on April 11, 2024, entry of the Order Pursuant to Sections 105(a), 363, and 365 of The Bankruptcy Code and Rules 2002, 6004 And 6006 of The Federal Rules of Bankruptcy Procedure: (I) Approving the Terms of the Asset Purchase Agreement and Related Agreements by and Between the Debtors and Nuance Intermediary, LLC; (II) Authorizing Consummation of the Sale Transaction Contemplated Therein; (III) Authorizing the Assumption and Assignment of the Assigned General Contracts; and (IV) Granting Related Relief [Docket No. 295] (the “Nuance Sale Order”);

h.	filed, on April 15, 2024, the Combined Disclosure Statement and Joint Plan of Sientra, Inc. and its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code [Docket No. 300] (the “Combined Plan and Disclosure Statement”) and the Debtors’ Motion for Entry of an Order: (I) Granting Conditional Approval of the Adequacy of the Disclosures in the Combined Disclosure Statement and Plan; (II) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing and Setting Dates and Deadlines Related Thereto; (III) Approving Solicitation Packages and Procedures; (IV) Approving the Forms of Ballots and Notices in Connection Therewith; and (V) Granting Related Relief [Docket No. 478] (the “Conditional Disclosure Statement Motion”);

i.	filed, on April 30, 2024, the Stipulation Between the Debtors, the Committee, the Prepetition First Lien Secured Parties, and the DIP Lenders Regarding Resolution of the Challenge Period and Related Settlement Matters [Docket No. 350] (the “Committee Settlement Stipulation”), outlining the comprehensive global settlement between the Debtors, the official committee of unsecured creditors (the “Committee”), the Prepetition First Lien Secured Parties, and DIP Lenders and obtained entry of the Committee Settlement Stipulation [Docket No. 356];

j.	filed, on May 7, 2024, the Amended Combined Disclosure Statement and Joint Plan of Sientra, Inc. and its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code [Docket No. 375] and the Certificate of Counsel Regarding the Debtors’ Motion for Entry of an Order (I) Granting Conditional Approval of the Adequacy of the Disclosures in the Combined Disclosure Statement and Plan; (II) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing and Setting Dates and Deadlines Related Thereto; (III) Approving Solicitation Packages and Procedures; (IV) Approving the Forms of Ballots and Notices in Connection Therewith; and (V) Granting Related Relief [Docket No. 377];

k.	caused notice of the Combined Hearing (the “Combined Hearing Notice”) to be published, on May 13, 2024, in The New York Times (national edition), as evidenced by the Certificate of Publication [Docket No. 387];

l.	filed, on May 31, 2024, the Notice of Filing of Plan Supplement With Respect to Amended Combined Disclosure Statement and Joint Plan of Sientra, Inc. and its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code (the “Plan Supplement”) [Docket No. 409];

m.	filed, on June 13, 2024, the Declaration of Emily Young on Behalf of Epiq Corporate Restructuring, LLC, Regarding Solicitation and Tabulation of Ballots Cast on the Second Amended Combined Disclosure Statement and Joint Plan of Sientra,, Inc. and Its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code [Docket No. 429] (the “Voting Report”);

n.	filed, on June 13, 2024, the Second Amended Combined Disclosure Statement and Joint Plan of Project Sage Oldco, Inc. and Its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code [Docket No. 430] (as may be further modified, supplemented, or amended from time to time, the “Amended Combined Plan and Disclosure Statement”), attached hereto as Exhibit A;

o.	filed, on June 13, 2024, the Declaration of Bob Butler, Managing Director of Berkeley Research Group, LLC, Inc., in Support of Approval of the Debtors’ Second Amended Combined Disclosure Statement and Joint Plan of Project Sage Oldco, Inc. and Its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code [Docket No. 432] (the “Butler Declaration”);

p.	filed, on June 13, 2024, the Declaration of Ron Menezes, Chief Executive Officer and President of Project Sage Oldco, Inc., in Support of Approval of the Debtors’ Second Amended Combined Disclosure Statement and Joint Plan of Project Sage Oldco, Inc. and Its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code [Docket No. 433] (the “Menezes Declaration”); and

q.	filed, on June 13, 2024, the Debtors’ Memorandum of Law in Support of an Order Approving the Debtors’ Second Amended Combined Disclosure Statement and Joint Plan of Project Sage Oldco, Inc. and Its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code [Docket No. 434] (the “Confirmation Brief”).

The Bankruptcy Court, having:

a.	reviewed the procedures for voting on the Plan and for opting out of the Third-Party Release (the “Solicitation Procedures”);

b.	entered, on May 8, 2024, the Order (I) Granting Conditional Approval of the Adequacy of the Disclosures in the Combined Disclosure Statement and Plan; (II) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing and Setting Dates and Deadlines Related Thereto; (III) Approving Solicitation Packages and Procedures; (IV) Approving the Forms of Ballots and Notices in Connection Therewith; and (V) Granting Related Relief [Docket No. 380] (the “Conditional Disclosure Statement Order”), which, among other things, set (i) June 7, 2024, at 5:00 p.m. (prevailing Eastern Time) as the deadline for objections to approval of the Disclosure Statement and Confirmation of the Plan (the “Objection Deadline”); and (ii) June 18, 2024, at 1:00 p.m. (prevailing Eastern Time) as the date and time for the Combined Hearing;

c.	reviewed the Amended Combined Plan and Disclosure Statement, the Confirmation Brief, the Menezes Declaration, Butler Declaration, the Voting Report, the Plan Supplement, the Combined Hearing Notice, the Solicitation Package, the Publication Notice, the Committee Settlement Stipulation, and all other filed pleadings, exhibits, statements, affidavits, declarations, and comments regarding approval of the Disclosure Statement and Confirmation of the Plan, including all objections, statements, and reservations of rights;

d.	reviewed the discharge, compromises, settlements, releases, exculpations, and injunctions set forth in Article IV of the Amended Combined Plan and Disclosure Statement;

e.	held the Combined Hearing;

f.	heard and considered the statements and arguments made by counsel in respect of approval of the Amended Combined Plan and Disclosure Statement, including any objections thereto;

g.	overruled any and all objections (if any) to Confirmation of the Plan, and any and all statements and reservations of rights related thereto not consensually resolved or withdrawn;

h.	considered all oral representations, affidavits, testimony, documents, filings, and other evidence regarding approval or Confirmation of the Plan, including any objections thereto; and

i.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in these Chapter 11 Cases.

NOW, THEREFORE, it appearing to the Bankruptcy Court that notice of the Combined Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation of the Plan have been adequate and appropriate as to all Entities affected or to be affected by the Amended Combined Plan and Disclosure Statement and the transactions contemplated thereby, and that the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation of the Plan and the arguments and evidence presented at the Combined Hearing establish just cause for the relief granted herein, and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court hereby makes and issues the following findings of fact, conclusions of law, and orders:

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings of Fact and Conclusions of Law.

1. The findings of fact and conclusions of law set forth herein, and in the record of the Combined Hearing, constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052 and made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B.	Jurisdiction and Venue, Eligibility for Relief.

2. The Bankruptcy Court has jurisdiction over these Chapter 11 Cases pursuant to sections 157 and 1334 of title 28 of the United States Code, 28 U.S.C. §§ 1–4881 (the “Judicial Code”), and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. The Bankruptcy Court has jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper in this district pursuant to sections 1408 and 1409 of the Judicial Code. Approval of the Disclosure Statement and Confirmation of the Plan are core proceedings within the meaning of section 157(b)(2) of the Judicial Code. Each of the Debtors was and is an entity eligible for relief under section 109 of the Bankruptcy Code.

C.	Commencement and Joint Administration of these Chapter 11 Cases.

3. On the Petition Date, the Debtors commenced these Chapter 11 Cases by each filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code. On February 14, 2024, the Bankruptcy Court entered an order [Docket No. 46] pursuant to which the Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Bankruptcy Rule 1015(b) Local Rule 1015-1. On February 23, 2023, the United States Trustee of the District of Delaware (the “U.S. Trustee”) appointed the Committee [Docket No. 83]. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

D.	Bankruptcy Rule 3016.

4. The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The Debtors appropriately filed the Plan with the Bankruptcy Court, thereby satisfying Bankruptcy Rule 3016(b).

E.	Judicial Notice, Objections.

5. The Bankruptcy Court takes judicial notice of (and deems admitted into evidence for purposes of Confirmation of the Plan) the docket of these Chapter 11 Cases maintained by the clerk of the Bankruptcy Court or its duly appointed agent, including all pleadings and other documents on file, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of these Chapter 11 Cases. All objections, statements, informal objections, and reservations of rights not consensually resolved, agreed to, or withdrawn, if any, related to the Plan or Confirmation (other than the payment or amount of the Cure Costs with respect to any assumed Executory Contract or Unexpired Lease) are overruled unless otherwise indicated in this Confirmation Order (except in connection with unresolved objections to the extent solely related to Cure Costs).

F.	Approval of the Disclosure Statement.

6. The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including, to the extent applicable, the Securities Act and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code), and is approved in all respects. The Debtors’ use of the Disclosure Statement in solicitation of acceptances of the Plan is approved and the Disclosure Statement is approved on a final basis pursuant to this Confirmation Order.

7. On May 8, 2024, the Bankruptcy Court entered the Conditional Disclosure Statement Order, which, among other things, established June 7, 2024, at 5:00 p.m. (prevailing Eastern Time) as the Objection Deadline, June 7, 2024, at 5:00 p.m. (prevailing Eastern Time) as the deadline for voting to accept or reject the Plan (the “Voting Deadline”), and June 18, 2024, at 1:00 p.m. (prevailing Eastern Time) as the date and time for the commencement of the Combined Hearing.

G.	Solicitation and Voting; Notice.

8. The Solicitation Procedures, including all Solicitation Package documents related thereto (including, for the avoidance of doubt, the Solicitation Cover Letter, the Committee Support Letter, the Ballot, the Conditional Disclosure Statement Order, and the Amended Combined Plan and Disclosure Statement) and the procedures for tabulation of the Ballots, satisfy the requirements of the Bankruptcy Code the Bankruptcy Rules, the Local Rules, and all other applicable laws, rules, and regulations, and are approved in all respects. The Debtors provided due, adequate, and sufficient notice of the Voting Deadline, the Objection Deadline, the deadlines to opt-out of, or otherwise object to, the Third-Party Release, and the Combined Hearing in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations. No other or further notice is or shall be required.

9. As described in the Voting Report, the Debtors transmitted the Solicitation Package to all Holders of Claims entitled to vote on the Plan (as of the Voting Record Date) and the Combined Hearing Notice to all parties in interest. Transmission and service of the foregoing, and any and all other documents associated with the Debtors’ solicitation, complied with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any applicable nonbankruptcy law, rule, or regulation, and were timely, adequate, and sufficient, and no other or further notice is or shall be required.

10. Under the circumstances of these Chapter 11 Cases, the period during which the Debtors solicited acceptances or rejections of the Plan was a reasonable and sufficient period of time for Holders of Claims in the Voting Classes to make an informed decision to accept or reject the Plan. The process for solicitation of votes to accept or reject the Plan was conducted in good faith and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any applicable nonbankruptcy law, rule, or regulation. The Debtors, the Released Parties, the Exculpated Parties, and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys are hereby granted the protections provided under section 1125(e) of the Bankruptcy Code.

11. Holders of Claims in Class 3 and Class 4 were eligible to vote on the Plan in accordance with the procedures delineated in the Solicitation Package. The Ballots used to solicit votes to accept or reject the Plan from Holders in the Voting Classes were appropriate and adequately addressed the particular needs of these Chapter 11 Cases. As evidenced by the Voting Report, all (100%) of the Holders in Class 3 and the overwhelming majority (93.65%) of the Holders in Class 4, other than with respect to Class 4 of Debtor Project Sage M Oldco, Inc., voted to accept the Plan in accordance with section 1126 of the Bankruptcy Code.

12. With respect to each applicable Debtor, Class 1 and Class 2, are Unimpaired are each deemed to accept the Plan by operation of law, and are not entitled to vote on the Plan; and all Interests in Project Sage Oldco in Class 7 and Section 510(b) Claims in Class 8 are deemed to reject the Plan by operation of law; and Intercompany Claims in Class 5 and Intercompany Interests in Class 6 are either deemed to reject the Plan or presumed to accept Plan, but will not receive a distribution under the Plan (the foregoing Classes, collectively, the “Non-Voting Classes”). The Debtors were not required to solicit votes from Holders of Claims or Interests, as applicable, in the Non-Voting Classes.

13. The solicitation of votes on the Plan complied with the Bankruptcy Code, Bankruptcy Rules, Local Rules, and all applicable non-bankruptcy rules, laws, and regulations, and was appropriate and satisfactory and is approved in all respects.

H.	Burden of Proof—Confirmation of the Plan.

14. The Debtors, as proponents of the Amended Combined Plan and Disclosure Statement, have met their burden of proving the applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Amended Combined Plan and Disclosure Statement.

I.	Plan Supplement.

15. The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents were good, proper, and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable laws, rules, and regulations, and no other or further notice is or shall be required with respect to the Plan Supplement and all of the documents included therein.

16. All documents included in the Plan Supplement, including any amendments, modifications, and supplements thereto, and all documents and agreements related thereto (including all exhibits and attachments thereto), are integral to, part of, and incorporated by reference into the Plan and this Confirmation Order.

17. Subject to the terms of the Plan, the DIP Loan Documentation, and/or this Confirmation Order, the Debtors’ right to alter, amend, update, or modify the Plan Supplement on or before the Effective Date is reserved. All parties were provided due, adequate, and sufficient notice of the Plan Supplement.

J.	Modifications to Plan.

18. Pursuant to section 1127 of the Bankruptcy Code, any modifications to the Amended Combined Plan and Disclosure Statement (the “Plan Modifications”) after solicitation of the Plan, as reflected in the Plan or in this Confirmation Order (including any modifications announced on the record of the Combined Hearing), constitute technical or clarifying changes, changes with respect to particular Claims by agreement with Holders of such Claims or their authorized representatives, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim under the Amended Combined Plan and Disclosure Statement. After giving effect to these modifications, the Amended Combined Plan and Disclosure Statement continues to satisfy the requirements of sections 1122 and 1123 of the Bankruptcy Code, and notice of these modifications was adequate and appropriate under the facts and circumstances of these Chapter 11 Cases. In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that Holders of Claims be afforded an opportunity to cast new votes on the Amended Combined Plan and Disclosure Statement or change previously cast acceptances or rejections of the Plan. Accordingly, the Amended Combined Plan and Disclosure Statement is properly before the Bankruptcy Court and all votes cast with respect to the Amended Combined Plan and Disclosure Statement prior to such modification shall be binding and shall apply with respect to the Plan. All Holders of Claims who voted to accept the Amended Combined Plan and Disclosure Statement or who are conclusively presumed to accept the Amended Combined Plan and Disclosure Statement are deemed to have accepted the Amended Combined Plan and Disclosure Statement as modified, revised, supplemented, or otherwise amended, and all Holders of Claims and Interests who are conclusively deemed to have rejected the Amended Combined Plan and Disclosure Statement are deemed to have rejected the Amended Combined Plan and Disclosure Statement as modified, revised, supplemented, or otherwise amended.

K.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code.

19. The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as follows:

a.	Compliance of the Plan with Applicable Provisions of the Bankruptcy Code—Section 1129(a)(1).

20. The Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1122 and 1123, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

i.	Proper Classification—Sections 1122 and 1123.

21. The Plan satisfies the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code. Article IV of the Plan provides for the separate classification of Claims and Interests into eight Classes. Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classifications were not implemented for any improper purpose and do not unfairly discriminate between, or among, Holders of Claims or Interests. Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

ii.	Specified Unimpaired Classes—Section 1123(a)(2).

22. The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code. Article IV of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Unimpaired Classes”) are Unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code:

Class	Designation
1	Other Priority Claims
2	Other Secured Claims
5	Intercompany Claims
6	Intercompany Interests

23. Additionally, Article IV of the Plan specifies that Allowed Administrative Expenses Claims, Priority Tax Claims, DIP Facility Claims, Professional Fee Claims, and all fees due and payable pursuant to section 1930 of Title 28 of the United States Code before the Effective Date will be paid in full in accordance with the terms of the Plan, although these Claims are not separately classified under the Plan.

iii.	Specified Treatment of Impaired Classes—Section 1123(a)(3).

24. The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code. Article IV of the Plan specifies that Claims and Interests, as applicable, in the following Classes (the “Impaired Classes”) are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code and describes the treatment of such Classes:

Class	Designation
3	Prepetition First Lien Secured Claims
4	General Unsecured Claims
5	Intercompany Claims
6	Intercompany Interests
7	Interests in Project Sage Oldco
8	Section 510(b) Claims

iv.	No Discrimination—Section 1123(a)(4).

25. The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

v.	Adequate Means for Plan Implementation—Section 1123(a)(5).

26. The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code. The Plan and the various documents included in the Plan Supplement provide adequate and proper means for execution and implementation of the Plan, including, among other things: (a) the Restructuring Transactions; (b) implementation of the Committee Settlement; (c) the sources of consideration for Plan distributions; (d) a description of the Wind-Down; and (e) establishment of the Plan Administrator. In addition to these core transactions, the Plan sets forth other critical mechanics of the Debtors’ Wind-Down, such as the cancellation of securities and agreements and payment of certain fees.

vi.	Non-Voting Equity Securities—Section 1123(a)(6).

27. The Plan does not provide for the issuance of equity or other securities of the Debtors, including non-voting equity securities. Thus, section 1123(a)(6) of the Bankruptcy Code does not apply to the Plan.

vii.	Directors and Officers—Section 1123(a)(7).

28. The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. In accordance with Article IV.D.18 of the Plan, on the Effective Date, the existing boards of directors or managers, as applicable, of the Debtors shall be dissolved without any further action required on the part of the Debtors or the Debtors’ officers, directors, managers, shareholders, or members, and any remaining officers, directors, managers, or managing members of any Debtor shall be dismissed without any further action required on the part of any such Debtor, the equity holders of the Debtors, the officers, directors, or managers, as applicable, of the Debtors, or the members of any Debtor. In addition, Article IV.D.18 provides that, as of the Effective Date, the Plan Administrator shall act as the sole officer, director, and manager, as applicable, of the Debtors with respect to their affairs other than matters substantially related to the transactions described in Article IV.D.3.a of the Plan. The Plan Administrator shall act for the Debtors in the same fiduciary capacity as applicable to a board of managers and officers. The selection of the Plan Administrator and the process therefore is consistent with the interests of Holders of Claims and Interests and public policy.

b.	Discretionary Contents of the Plan—Section 1123(b).

29. The Plan’s discretionary provisions comply with section 1123(b) of the Bankruptcy Code and are consistent with the applicable provisions of the Bankruptcy Code. Thus, the Plan satisfies section 1123(b).

i.	Impairment or Unimpairments of Classes—Section 1123(b)(1).

30. The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article IV of the Plan leaves each Class of Claims and Interests Impaired, Unimpaired, or Impaired / Unimpaired.

ii.	Treatment of Executory Contracts and Unexpired Leases—Section 1123(b)(2).

31. The provisions governing the treatment of Executory Contracts and Unexpired Leases are set forth in Article IV.E of the Plan.

32. On the date that is ninety (90) days after the Effective Date each Executory Contract and Unexpired Lease, not previously assumed, assumed and assigned, or rejected shall be deemed automatically rejected, pursuant to sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract or Unexpired Lease: (1) is identified on the Assumed Executory Contracts and Unexpired Leases List; (2) is the subject of a motion to assume (or assume and assign) such Executory Contract or Unexpired Lease that is pending on the Confirmation Date; (3) is a contract, release, or other agreement or document entered into in connection with the Plan; (4) is a D&O Liability Insurance Policy; or (5) is an Executory Contract or Unexpired Lease assumed and assigned to the Purchasers pursuant to the Sale Orders.

33. Notwithstanding anything to the contrary in the Plan, the Debtors and the Plan Administrator, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases List with the consent of the DIP Lenders and the Prepetition First Lien Secured Parties (i) to add or remove any Executory Contract or Unexpired Lease to or from the Assumed Executory Contracts and Unexpired Leases List at any time prior to the Effective Date, and (ii) to remove any Executory Contract or Unexpired Lease from the Assumed Executory Contracts and Unexpired Leases List at any time through and including ninety (90) days after the Effective Date, which removal shall constitute rejection of the applicable Executory Contract or Unexpired Lease; provided that, subject to Article IV.E of the Amended Combined Plan and Disclosure Statement, at any time during such ninety (90)-day period after the Effective Date, the Debtors shall remain liable for any and all amounts incurred under any such Executory Contracts and Unexpired Leases on the Assumed Executory Contracts and Unexpired Leases List in the ordinary course of business; provided further, that, subject to Article IV.E of the Amended Combined Plan and Disclosure Statement, on the first Business Day that follows such ninety (90)-day period, (i) to the extent any Executory Contracts and Unexpired Leases remain on the Assumed Executory Contracts and Unexpired Leases List, such Executory Contracts and Unexpired Leases shall be deemed Assumed Executory Contracts and Unexpired Leases and the Debtors shall pay any and all Cure Costs owing under such Assumed Executory Contracts and Unexpired Leases pursuant to section 365 of the Bankruptcy Code or (ii) to the extent the Debtors have filed an amended or otherwise modified Assumed Executory Contracts and Unexpired Leases List, removing any Executory Contract or Unexpired Lease, such Executory Contracts and Unexpired Leases shall be deemed rejected pursuant to section 365 of the Bankruptcy Code. The Debtors shall provide notice of any amendments to the Assumed Executory Contracts and Unexpired Leases List to the counterparties to the Executory Contracts or Unexpired Leases affected thereby.

iii.	Settlement, Releases, Exculpation, Injunction, and Release of Claims and Interests--Section 1123(b)(3).

34. Settlement, Compromise, and Release of Claims and Interests. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan is and shall be deemed a good-faith compromise and settlement of all Claims, Interests, and controversies belonging to the Debtor that are being settled under the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies belonging to the Debtor, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtor, and its Estate, and is fair, equitable, and reasonable. The compromises, settlements, and releases described herein shall be deemed non-severable from each other and from all other terms of the Plan. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Plan Administrator may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

35. Release of Liens. Except as otherwise specifically provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, and compromised, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Debtors and their successors and assigns without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. In addition, the Prepetition First Lien Term Loan Agent and the DIP Agent shall be authorized to execute and deliver all documents reasonably requested by the Debtors or the Plan Administrator to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests and shall authorize the Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

36. Debtor Releases. Article IV.F.5 of the Plan provides for releases by the Debtors, as of the Effective Date, of, among other things, certain claims, rights, and causes of action that the Debtors, their Estates, and the Plan Administrator may have against the Released Parties (the “Debtor Release”). The Debtors have satisfied the business judgment standard with respect to the propriety of the Debtor Release. Each of the Released Parties has made a substantial contribution to the Plan, and the Debtor Release is an essential component of the Plan. As set forth in the Voting Report, other than with respect to Class 4 of Debtor Project Sage M Oldco, Inc., all Voting Classes voted to accept the Plan in both number and amount. The scope of the Debtor Release is appropriately tailored under the facts and circumstances of these Chapter 11 Cases. Accordingly, and for the reasons set forth herein and in the Confirmation Brief, the Debtor Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ substantial contributions to facilitating the Sale Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by Article IV.F.5 of the Plan; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; and (e) given and made after due notice and opportunity for hearing. In light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Release to the Amended Combined Plan and Disclosure Statement, the Debtor Release is approved.

37. Third Party Releases. Article IV.F.6 of the Plan describes certain releases granted by the Releasing Parties (the “Third Party Release”). Each of the Released Parties has made a substantial contribution to the Plan, and the Third Party Release is an essential component of the Plan. As set forth in the Voting Report, other than with respect to Class 4 of Debtor Project Sage M Oldco, Inc., the Voting Classes voted in favor to accept the Plan. In addition, the Third Party Release is consensual in that all parties to be bound by the Third Party Release were given due and adequate notice of the Third Party Release and sufficient opportunity and instruction to elect to opt out of the Third-Party Release. Accordingly, for the reasons set forth herein and in the Confirmation Brief, the Third Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties, including the Released Parties’ substantial contributions to facilitating the Sale Transactions and implementing the Plan; (d) a good faith settlement and compromise of the Claims released by Article IV.F.6 of the Plan; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third Party Release. Notwithstanding the foregoing, Releasing Parties shall exclude the certain Holders of Claims that voted to accept the Plan but affirmatively opted out of the releases provided by the Plan by the Voting Deadline as set forth in the Voting Report.

38. Exculpation. The Exculpation provided by Article IV.F.7 of the Plan for the benefit of the Exculpated Parties is appropriately tailored to the circumstances of these Chapter 11 Cases. The Exculpated Parties have participated in good faith and in compliance with the applicable Laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Article VI.F.7 shall release or exculpate any Exculpated Party for any act or omission arising before the Petition Date or after the Effective Date.

39. Injunction. The injunction provisions set forth in Article IV.F.8 of the Plan are essential to the Plan and are necessary to implement the Plan and to preserve and enforce the Debtor Release, the Third Party Release, and the Exculpation provisions in Article IV.F of the Plan. Such injunction provisions are appropriately tailored to achieve those purposes.

40. Retained Causes of Action. The provisions set forth in Article IV.D.10 of the Plan appropriately provides that, pursuant to the applicable Sale Transaction Documentation, the Debtors assigned and transferred to the Purchasers certain Transferred Causes of Action pursuant to the Sale Transaction Documentation in connection with the Sale Transactions and the terms of the applicable Sale Orders. For the avoidance of doubt, the Debtors or the Plan Administrator, as applicable, will retain the right to enforce the terms of the Sale Transaction Documentation. Any Retained Causes of Action (if any) shall remain with the Debtors and shall vest with the Plan Administrator as of the Effective Date.

41. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any such Cause of Action against them as any indication that the Debtors will not pursue any and all available Causes of Actions against them. No preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation. The provisions set forth in Article IV.D.10 regarding Retained Causes of Action are appropriate and are in the best interests of the Debtors, their respective Estates, and Holders of Claims and Interests.

L.	Debtor Compliance with the Bankruptcy Code—Section 1129(a)(2).

42. The Debtors have complied with the applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court, and thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code. The Debtors each are eligible debtors under section 109, and a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code. Each Debtor complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Local Rules, any applicable nonbankruptcy law, rule, and regulation, the Conditional Disclosure Statement Order, and all other applicable law in transmitting the Solicitation Packages, related documents and notices, and in soliciting and tabulating the votes on the Plan.

M.	Plan Proposed in Good Faith—Section 1129(a)(3).

43. The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In so determining, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan, the process leading to Confirmation, including the support of Holders of Claims and Interests for the Plan, and the transactions to be implemented pursuant thereto. The Debtors’ good faith is evident from the facts and the record of these Chapter 11 Cases, the Plan, the Disclosure Statement, the record of the Combined Hearing and other proceedings held in these Chapter 11 Cases.

44. These Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate and honest purpose maximizing the value of the Debtors’ Estates and to effectuate a successful reorganization of the Debtors’ business. The Plan was the product of extensive negotiations conducted at arm’s length among the Debtors and certain of their key stakeholders. The Plan’s classification, settlement, exculpation, release, and injunction provisions have been negotiated in good faith and at arm’s length, are consistent with sections 105, 1122, 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each necessary for the Debtors to consummate a value-maximizing conclusion to these Chapter 11 Cases. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

N.	Payment for Services or Costs and Expenses—Section 1129(a)(4).

45. The procedures set forth in the Plan for the Bankruptcy Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

O.	Directors, Officers, and Insiders—Section 1129(a)(5).

46. Because the Plan provides for the dissolution of the Debtors’ Estates and the existing board of directors or managers, as applicable, of the Debtors and the dismissal of any remaining officers, directors, managers, or managing members of any Debtor, section 1129(a)(5) of the Bankruptcy Code does not apply to the Debtors. To the extent section 1129(a)(5) applies to the Debtors during the Wind-Down, they have satisfied the requirements of this provision by, among other things, disclosing the identity and compensation of the Plan Administrator.

P.	No Rate Changes—Section 1129(a)(6).

47. The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and will not require governmental regulatory approval. Section 1129(a)(6) of the Bankruptcy Code therefore does not apply to the Plan.

Q.	Best Interests of Creditors—Section 1129(a)(7).

48. Each Holder of an Impaired Claim or Impaired Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date. The Liquidation Analysis (as defined in the Amended Combined Plan and Disclosure Statement and attached as Exhibit B thereto), and the other evidence related thereto, including the Butler Declaration, as supplemented by any evidence proffered or adduced at or prior to the Combined Hearing, are persuasive and credible. The methodology used and assumptions made in the Liquidation Analysis, as supplemented by any evidence proffered or adduced at or prior to the Combined Hearing, are reasonable. The Plan, therefore, satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

R.	Acceptance by Certain Classes—Section 1129(a)(8) and Section 1129(b).

49. Classes 1 and 2 are Unimpaired under the Plan, are each presumed to accept the Plan pursuant to section 1126(f) of the Bankruptcy Code. Class 3 voted to accept the Plan. Nevertheless, because the Plan has not been accepted by certain Holders of Claims in Class 4, all of Class 7, and all of Class 8 (the “Rejecting Classes”), the Debtors seek Confirmation under section 1129(b), solely with respect to the Rejecting Classes, rather than section 1129(a)(8) of the Bankruptcy Code. Although section 1129(a)(8) has not been satisfied with respect to the Rejecting Classes, the Plan is confirmable because the Plan does not discriminate unfairly and is fair and equitable with respect to each of the Rejecting Classes and thus satisfies section 1129(b) of the Bankruptcy Code with respect to the Rejecting Classes as described further below. As a result, the requirements of section 1129(b) of the Bankruptcy Code are satisfied.

S.	Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code—Section 1129(a)(9).

50. The treatment of Administrative Expenses Claims, Allowed DIP Facility Claims, Priority Tax Claims, and Allowed Professional Fee Claims, under Article IV.A of the Plan, and of Other Priority Claims under Article IV.B of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

T.	Acceptance by At Least One Impaired Class—Section 1129(a)(10).

51. The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Report, the Voting Classes voted to accept the Plan by the requisite numbers and amounts of Claims, determined without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code). The Plan therefore satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code.

U.	Feasibility of the Plan—Section 1129(a)(11).

52. The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The evidence supporting the Plan proffered or adduced by the Debtors at or before the Combined Hearing: (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered; (b) has not been controverted by other persuasive evidence; (c) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization, except as set forth in the Plan; and (d) establishes that the Debtors will have sufficient funds available to meet their obligations under the Plan.

V.	Payment of Statutory Fees—Section 1129(a)(12).

53. The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Article IV.L.2 of the Plan provide for the payment of all fees due and payable under 28 U.S.C. § 1930(a) in accordance with section 1128 of the Bankruptcy Code.

W.	Continuation of Employee Benefits—Section 1129(a)(13).

54. The Debtors do not have any remaining obligations to pay retiree benefits (as defined in section 1114 of the Bankruptcy Code). Therefore, section 1129(a)(13) of the Bankruptcy Code is inapplicable to these Chapter 11 Cases and the Plan.

X.	Non-Applicability of Certain Sections—Sections 1129(a)(14-16).

55. The Debtors do not owe any domestic support obligations, are not individuals, and are not nonprofit corporations. Therefore, sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases.

Y.	Confirmation of Plan Over Nonacceptance of Impaired Classes—Section 1129(b).

56. The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Notwithstanding the fact that the Rejecting Classes have not accepted the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code. First, all of the requirements of section 1129(a) of the Bankruptcy Code other than section 1129(a)(8) have been met. Second, the Plan is fair and equitable with respect to each of the Rejecting Classes. The Plan has been proposed in good faith, is reasonable and meets the requirements that no Holder of any Claim or Interest that is junior to each such Class will receive or retain any property under the Plan on account of such junior Claim or Interest and no Holder of a Claim or Interest in a Class senior to such Classes is receiving more than payment in full on account of its Claim or Interest. Accordingly, the Plan is fair and equitable towards all Holders of Claims and Interests, as applicable, in the Rejecting Classes. Third, the Plan does not discriminate unfairly with respect to the Rejecting Classes because similarly-situated Claim and Interest Holders will receive substantially similar treatment on account of their Claims or Interests, as applicable, in such Class. Therefore, the Plan may be confirmed despite the fact that not all Impaired Classes have voted to accept the Plan.

Z.	Only One Plan—Section 1129(c).

57. The Plan is the only chapter 11 plan filed in each of these Chapter 11 Cases. The Plan therefore satisfies the requirements of section 1129(c) of the Bankruptcy Code.

AA.	Principal Purpose of the Plan—Section 1129(d).

58. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act, 15 U.S.C. § 77e. The Plan therefore satisfies the requirements of section 1129(d) of the Bankruptcy Code.

BB.	Not Small Business Cases—Section 1129(e).

59. These Chapter 11 Cases are not small business cases, and accordingly section 1129(e) of the Bankruptcy Code does not apply to these Chapter 11 Cases.

CC.	Good Faith Solicitation—Section 1125(e).

60. The Debtors have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to support and consummation of the Plan, including the solicitation and receipt of acceptances of the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code. The Debtors have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal. Accordingly, the Debtors, the Released Parties, and the Exculpated Parties have been, are, and will continue to be acting in good faith within the meaning of section 1125(e) of the Bankruptcy Code if they proceed to: (a) consummate the Plan, the Restructuring Transactions, and the agreements, settlements, transactions, transfers, and other actions contemplated thereby, regardless of whether such agreements, settlements, transactions, transfers, and other actions are expressly authorized by this Confirmation Order; and (b) take any actions authorized and directed or contemplated by this Confirmation Order. The Released Parties have made a substantial contribution to the Debtors’ reorganization.

DD.	Satisfaction of Confirmation Requirements.

61. Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

EE.	Likelihood of Satisfaction of Conditions Precedent.

62. Each of the conditions precedent to Confirmation and consummation of the Plan, as set forth in Article IV.I.1 of the Plan has been or is reasonably likely to be satisfied or, as applicable, waived in accordance with Article IV.I.2 of the Plan.

FF.	Implementation.

63. The provisions governing the means for implementation of the Plan in Article IV of therein shall be, and hereby are, approved in their entirety. All documents and agreements necessary to implement the Plan and the Restructuring Transactions, and all other relevant and necessary documents with respect to the Restructuring Transactions, including: (a) the Rejected Executory Contracts and Unexpired Leases Schedule and the Schedule of Retained Causes of Action; (b) any other documents contained in the Plan Supplement; and (c) all other relevant and necessary documents, have been or will be negotiated in good faith and at arm’s-length, are in the best interests of the Debtors and the Debtors’ Estates and shall, upon completion of documentation and execution, be valid, binding, and enforceable documents and agreements.

GG.	Good Faith.

64. The Debtors, the Released Parties, and the Releasing Parties have been and will be acting in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order to effectuate the Plan. The Released Parties have made a substantial contribution to these Chapter 11 Cases.

IT IS HEREBY DETERMINED FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

65. Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact is determined to be a conclusion of law, it is deemed so, and vice versa.

66. Solicitation. To the extent applicable, the solicitation of votes on the Plan complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other provisions of the Bankruptcy Code, and all other applicable rules, laws, and regulations, and was appropriate and satisfactory and is approved in all respects.

67. Approval of the Disclosure Statement. The Disclosure Statement is approved on a final basis.

68. Confirmation of the Plan. The Plan, a copy of the Plan is attached hereto as Exhibit A, as may be amended by this Confirmation Order, is approved in its entirety and confirmed pursuant to section 1129 of the Bankruptcy Code. The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of section 1129 of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation of the Plan.

69. The terms of the Plan, including the Plan Supplement (including all documents included therein, exhibits thereto, and any supplements, amendments, or modifications thereof in accordance with this Confirmation Order and the Plan), are incorporated by reference into and are an integral part of this Confirmation Order. The terms of the Plan, the Plan Supplement, and any other documents filed in connection with the Plan and/or executed or to be executed in connection with the transactions contemplated by the Plan, and all amendments and modifications thereof made or to be made in accordance with the Plan and this Confirmation Order, are hereby approved in all respects and shall be immediately effective, enforceable, and binding as of the Effective Date. The Debtors and the Plan Administrator, in consultation with the DIP Lenders and the Prepetition First Lien Secured Parties, without further order of the Bankruptcy Court, are authorized to take all actions as may be necessary, appropriate, or required under the Plan and the Plan Supplement documents to effectuate the Plan.

70. Objections. All objections (including any statements and reservations of rights contained therein) to Confirmation of the Plan (other than the payment or amount of the Cure Costs with respect to any assumed Executory Contract or Unexpired Lease) that have not been withdrawn, waived, or settled prior to entry of this Confirmation Order, are not cured by the relief granted herein, or otherwise resolved as stated by the Debtors on the record of the Combined Hearing, are hereby overruled on the merits (except in connection with unresolved objections to the extent solely related to Cure Costs).

71. All objections to Confirmation, if any, not filed and served prior to the Objection Deadline set forth in the Combined Hearing Notice or such other applicable deadline are deemed waived and shall not be considered by the Bankruptcy Court.

72. Classifications. The terms of the Plan shall govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims in connection with voting on the Plan: (a) were set forth thereon solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims and Interests under the Plan for distribution purposes; (c) may not be relied upon by any Holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes; and (d) shall not be binding on the Debtors except for voting purposes.

73. Compromise and Settlement of Claims, Interests, and Controversies. To the extent provided for by the Bankruptcy Code and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, or otherwise resolved pursuant to the Plan, including those resolved by the Committee Settlement. To the extent provided for by the Bankruptcy Code, the Plan shall be deemed a motion to approve the good-faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates. Subject to Article IV.G of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

74. The Debtor Release, the Third Party Release, Exculpation, and Injunction. The release, exculpation, injunction, and related provisions set forth in Article IV of the Plan shall be, and hereby are, approved in their entirety, including, but not limited to, the Debtor Release, the Third Party Release, the Exculpation provision, and the Injunction Provision.

75. Sources of Plan Consideration. In order to fund the distributions to Holders of Allowed Claims against the Debtors in accordance with the treatment of such Claims and subject to the terms provided in the Plan, the sources shall be cash on hand, borrowings under the DIP Facility, the Distributable Assets, if any, the Wind-Down Amount, the Tiger Secured Obligation, the Debtors’ rights under the Sale Transaction Documentation, payments made directly by the Purchasers on account of any assumed liabilities under the Sale Transaction Documentation, payments of Cure Costs made by the Purchasers pursuant to sections 365 or 1123 of the Bankruptcy Code, the return of any utility deposits as set forth in orders of the Bankruptcy Court, and all Causes of Action not previously settled, released, or exculpated under the Plan. Unless otherwise agreed in writing by the Debtors, pursuant to the Sale Orders (as applicable), the DIP Lenders, the Prepetition First Lien Secured Parties, and the applicable Purchaser, distributions required by this Plan on account of Allowed Claims that are assumed liabilities by the Purchasers shall be the sole responsibility of the Purchasers to the extent such Claim is Allowed against the Debtors.

76. Approval of Restructuring Transactions. The Debtors and the Plan Administrator, in consultation with the DIP Lenders and the Prepetition First Lien Secured Parties, without further order of the Bankruptcy Court, may take all actions as may be necessary or appropriate to effect any Restructuring Transactions and all other transactions described in, approved by, contemplated by, or necessary to effectuate or in connection with the Plan and Sale Transaction Documentation that are consistent with and pursuant to the terms and conditions of the Plan and the Sale Transaction Documentation, including: (a) the execution and delivery of all appropriate agreements or other documents of merger, consolidation, sale, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan; (c) rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (d) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state Law. The Debtors are authorized to take all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including any Restructuring Transactions.

77. Committee Settlement. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan incorporates and implements the Committee Settlement, which is a compromise and settlement of numerous issues and disputes among (a) the Debtors, (b) the Committee, (c) the Prepetition First Lien Secured Parties, and (d) the DIP Lenders. The Committee Settlement is designed to achieve a reasonable and effective resolution of the Chapter 11 Cases. Except as otherwise expressly set forth herein or in the Confirmation Order, the Committee Settlement constitutes a settlement of all potential issues and claims between among (a) the Debtors, (b) the Committee, (c) the Prepetition First Lien Secured Parties, and (d) the DIP Lenders.

78. Corporate Existence. Upon the Effective Date or as soon as reasonably practicable thereafter, after making all distributions provided for under the Plan, the Debtors shall be deemed to have been dissolved and terminated, except as necessary to satisfy their obligations under the Plan. The directors, managers, and officers of the Debtors shall be authorized to execute, deliver, file, or record such contracts, instruments, and other agreements or documents and take such other actions as they may deem necessary or appropriate to implement the provisions of Article IV.D of the Plan.

79. Vesting of Assets. Except as otherwise provided in the Plan, the Sale Transaction Documentation, or any agreement, instrument, or other document incorporated herein or therein, on the Effective Date the Distributable Assets and the Wind-Down Amount shall vest in the Debtors for the purpose of liquidating the Estates, free and clear of all Liens, Claims, charges, and other encumbrances. For the avoidance of doubt, other than any Causes of Action that were transferred to the applicable Purchasers in the Sale Transactions, all Retained Causes of Action shall vest in the Debtors on the Effective Date for prosecution, settlement, or other action as determined by the Plan Administrator.

80. On and after the Effective Date, except as otherwise provided in the Plan, the Plan Administrator may operate the Debtors’ businesses and use, acquire, or dispose of property and, as applicable, compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules

81. Plan Administrator. The Plan Administrator shall retain and have all the rights, powers, and duties necessary to carry out his or her responsibilities under the Plan and as otherwise provided in this Confirmation Order.

82. The powers of the Plan Administrator shall include any and all powers and authority to implement the Plan and to make distributions thereunder and wind down the businesses and affairs of the Debtors, including: (i) ensuring the Debtors’ compliance with the terms of the Transition Services Agreement, including by complying with the terms of any budget attached to the Transition Services Agreement; (ii) liquidating, receiving, holding, investing, supervising, and protecting the assets of the Debtors remaining after consummation of the Sale Transactions; (iii) taking all steps to execute all instruments and documents necessary to effectuate the distributions to be made under the Plan; (iv) making distributions as contemplated under the Plan; (v) establishing and maintaining bank accounts in the name of the Debtors; (vi) subject to the terms set forth herein, employing, retaining, terminating, or replacing professionals to represent it with respect to its responsibilities or otherwise effectuating the Plan to the extent necessary; (vii) paying all reasonable fees, expenses, debts, charges, and liabilities of the Debtors; (viii) administering and paying taxes of the Debtors, including filing tax returns; (ix) representing the interests of the Debtors before any taxing authority in all matters, including any action, suit, proceeding or audit; and (x) exercising such other powers as may be vested in it pursuant to order of the Bankruptcy Court or pursuant to the Plan, or as it reasonably deems to be necessary and proper to carry out the provisions of the Plan. The Plan Administrator shall consult with the Prepetition First Lien Secured Parties in connection with the implementation of the Wind Down.

83. Wind-Down. On and after the Effective Date, the Plan Administrator is authorized to implement the Plan and any applicable orders of the Bankruptcy Court, and the Plan Administrator shall have the power and authority to take any action necessary to wind down and dissolve the Debtors’ Estates in accordance with the Wind-Down Budget. As soon as practicable after the Effective Date, the Plan Administrator shall: (i) cause the Debtors to comply with, and abide by, the terms of the Plan and any other documents contemplated thereby; (ii) take any actions necessary to wind down the Debtors’ Estates; and (iii) take such other actions as the Plan Administrator may determine to be necessary or desirable to carry out the purposes of the Plan. From and after the Effective Date, except as set forth herein, the Debtors (x) for all purposes shall be deemed to have withdrawn their business operations from any state in which the Debtors were previously conducting, or are registered or licensed to conduct, their business operations, and shall not be required to file any document, pay any sum, or take any other action in order to effectuate such withdrawal, and (y) shall not be liable in any manner to any taxing authority for franchise, business, license, or similar taxes accruing on or after the Effective Date; provided that to the extent it is necessary for the Debtors to maintain the operations set forth in (x) and incur the obligations set forth in (y) pursuant to the Transition Services Agreement, then such actions described in (x) and (y) shall not be effective until the termination of the Transition Services Agreement.

84. The Filing of the final monthly operating report (for the month in which the Effective Date occurs) and all subsequent quarterly operating reports shall be the responsibility of the Plan Administrator.

85. Tax Returns. After the Effective Date, the Plan Administrator shall complete and file all final or otherwise required federal, state, and local tax returns for each of the Debtors, and, pursuant to section 505(b) of the Bankruptcy Code, may request an expedited determination of any unpaid tax liability of such Debtor or its Estate for any tax incurred during the administration of such Debtor’s Chapter 11 Case, as determined under applicable tax laws.

86. Cancellation of Notes, Instruments, Certificates, and Other Documents. On the Effective Date, except as otherwise specifically provided for in the Plan or to the extent otherwise assumed by the Purchasers: (i) the obligations of any Debtor under any certificate, share, note, bond, indenture, purchase right, or other instrument or document, directly or indirectly evidencing or creating any indebtedness or obligation of giving rise to any Claim shall be cancelled and deemed surrendered as to the Debtors, and the Debtors shall not have any continuing obligations thereunder; and (ii) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificates or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, indenture, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors shall be fully released, settled, and compromised; provided, however, that notwithstanding anything to the contrary contained herein, any indenture or agreement that governs the rights of the DIP Agent and the Prepetition First Lien Term Loan Agent shall continue in effect to allow the DIP Agent or the Prepetition First Lien Term Loan Agent, as applicable, to (A) enforce its rights, Claims, and interests (and those of any predecessor or successor thereto) vis-à-vis any parties other than the Debtors, (B) receive distributions under the Plan and to distribute them to Holders of Allowed DIP Facility Claims and Prepetition First Lien Secured Claims, as applicable, in accordance with the terms of such agreements, (C) enforce its rights to payment of fees, expenses, and indemnification obligations as against any money or property distributable to Holders of DIP Facility Claims and Prepetition First Lien Term Secured Claims, as applicable, including any rights to priority of payment and/or to exercise charging liens, and (D) appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to the DIP Agent, the Prepetition First Lien Term Loan Agent, or Holders of DIP Facility Claims and Prepetition First Lien Secured Claims under the Plan, as applicable.

87. Notwithstanding the preceding paragraph, the Tiger Secured Obligation shall continue in effect and the rights thereunder shall be assigned to the Holders of DIP Facility Claims. Any assignment of rights to the Tiger Secured Obligation shall be made only through a book entry system maintained by the Debtors (on their own behalf and as an agent of the buyer of the assets sold in the Sale Transactions). The foregoing sentence shall be construed so that the obligation to make any payments under the Tiger Secured Obligation shall be treated as an obligation that is maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended. The Debtors are authorized to distribute the Tiger Secured Obligation to the DIP Lenders as set forth in the Plan.

88. Plan Distributions. The procedures governing distributions contained in Article IV.G of the Plan shall be, and hereby are, approved in their entirety. Except as otherwise set forth in the Plan or this Confirmation Order, the Debtors, the Plan Administrator, or the Distribution Agent, as applicable, shall make all distributions required under the Plan and the timing of distributions required under the Plan shall be made in accordance with and as set forth in the Plan.

89. Effectiveness of All Actions. All actions authorized to be taken pursuant to the Plan, the Committee Stipulation, and the Plan Supplement shall be effective on, prior to, or after the Effective Date pursuant to this Confirmation Order, without further application to, or order of the Bankruptcy Court, or further action by the respective officers, directors, managers, members, or stockholders of the Debtors and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or stockholders.

90. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, securities, or agreements, and any amendments or modifications thereto.

91. Professional Fee Escrow Account. As set forth in Article IV.A.2 of the Plan, as soon as possible after Confirmation and not later than the Effective Date, the Debtors shall establish and fund the Professional Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Prepetition First Lien Secured Parties and DIP Lenders shall consent to the funding thereof in accordance with the terms of the Plan. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Such funds shall not be considered property of the Debtors’ Estates. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Claims are Allowed by a Final Order. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be transferred to the Plan Administrator.

92. Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred before and as of the Confirmation Date, and shall deliver such estimate to the Debtors by the earlier of (a) five (5) Business Days after the Confirmation Date; and (b) two (2) Business Days prior to the Effective Date; provided that solely with respect to the Fee Examiner, the Debtors shall fund the Professional Fee Escrow Account with up to $100,000 for all reasonable fees and expenses incurred by the Fee Examiner in these Chapter 11 Cases pursuant to the Final DIP Order; provided further that such estimates for Professional Fee Claims shall not be considered an admission with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. For the avoidance of doubt, the Professional Fee Escrow Amount shall include an amount sufficient to satisfy all Allowed Professional Fee Claims.

93. Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors will, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the (a) Debtors, (b) the Plan Administrator, and (c) the Committee up to, and no more than $25,000. Any such fees and expenses of the Committee shall be limited to fees and expenses incurred in connection with filing, preparing, and seeking approval of the Committee’s advisors’ final fee applications and monitoring the general status of the Debtors’ progress toward (and advising the Committee in connection therewith) the occurrence of the Effective Date in accordance with the Plan. Upon the Confirmation Date, any requirement that Professionals and Ordinary Course Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, the Interim Compensation Order, or the Ordinary Course Professionals Order, in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors and the Plan Administrator may employ and pay any Professional or Ordinary Course Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

94. Governmental Approvals Not Required. Except as otherwise specifically provided herein, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan and Disclosure Statement, any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

95. Directors and Officers. In accordance with Article IV.D.18 of the Plan, on the Effective Date, the existing boards of directors or managers, as applicable, of the Debtors shall be dissolved without any further action required on the part of the Debtors or the Debtors’ officers, directors, managers, shareholders, or members, and any remaining officers, directors, managers, or managing members of any Debtor shall be dismissed without any further action required on the part of any such Debtor, the equity holders of the Debtors, the officers, directors, or managers, as applicable, of the Debtors, or the members of any Debtor.

96. As of the Effective Date, the Plan Administrator shall act as the sole officer, director, and manager, as applicable, of the Debtors with respect to their affairs other than matters substantially related to the transactions described in Article IV.D.3.a of the Plan.

97. Dissolution of the Committee. Except to the extent provided in the Plan, on the Effective Date, the Committee and any other statutory committee formed in connection with the Chapter 11 Cases shall dissolve automatically and all members thereof shall be released and discharged from all rights, duties and responsibilities arising from, or related to, the Chapter 11 Cases; provided, however, that from the Confirmation Date, through the Effective Date, the Committee’s role shall be limited to filing, preparing, and seeking approval of the Committee’s advisors’ final fee applications and monitoring the general status of the Debtors’ progress toward (and advising the Committee in connection therewith) the occurrence of the Effective Date in accordance with the Plan and the Committee Settlement. After the Effective Date, the Committee shall continue in existence for the sole purpose of filing and prosecuting applications for the payment of fees and the reimbursement of expenses incurred by the Committee or its Professionals.

98. Payment of Statutory Fees. All fees pursuant to section 1930 of Title 28 of the U.S. Code, together with the statutory rate of interest set forth in section 3717 of Title 31 of the U.S. Code to the extent applicable (the “U.S. Trustee Fees”) due and payable before the Effective Date shall be paid by the Debtors on the Effective Date. The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, each of the Debtors shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due. Each and every one of the Debtors shall remain obligated to pay U.S. Trustee Fees to the Office of the U.S. Trustee when due and payable until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code. The U.S. Trustee shall not be required to file any Administrative Claim in the case and shall not be treated as providing any release under the Plan.

99. Payment of DIP Lenders and Prepetition First Lien Secured Parties Fees. The reasonable and documented professional fees, expenses, and disbursements of the DIP Lenders, DIP Agent, and Prepetition First Lien Secured Parties incurred, or estimated to be incurred, up to and including the Effective Date, shall be indefeasibly paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter (to the extent not previously paid) without any requirement to file a fee application with the Bankruptcy Court and without any requirement for review or approval by the Bankruptcy Court or any other party in interest. After the Effective Date, the Plan Administrator is authorized and directed to pay any such fees, expenses and disbursements without any requirement for review or approval by the Bankruptcy Court or any other party in interest.

100. Modification of the Plan. Any Plan Modifications do not materially adversely affect the treatment of any Claim against or Interest in any of the Debtors under the Plan, and are hereby approved pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019. Pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, the Plan Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that the Holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

101. Certain Filings and Reporting Requirements. After the Confirmation Date, the Debtors, unless otherwise specified herein, shall have no obligation to (a) provide any reports to any parties otherwise required under any orders entered in the Chapter 11 Cases or (b) file with the Bankruptcy Court or serve on any party reports that the Debtors were obligated to file under the Bankruptcy Code or a Bankruptcy Court order; provided that the Debtors or the Plan Administrator, as applicable, will seek authority to close the Chapter 11 Cases in accordance with the Bankruptcy Code and the Bankruptcy Rules; and provided, further, that, notwithstanding the foregoing, the Debtors or the Plan Administrator, as applicable, shall timely file all required monthly operating reports and post-confirmation quarterly reports in a form prescribed by the U.S. Trustee until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

102. Successors and Assigns. The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

103. Reservation of Rights. Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Interests or other Entity; or (2) any Holder of a Claim or an Interest or other Entity prior to the Effective Date.

104. Nonseverability. This Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (1) valid and enforceable pursuant to its terms, (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, and (3) nonseverable and mutually dependent.

105. Exemption from Certain Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code. To the extent permitted by applicable law, pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States. The appropriate federal, state or local governmental officials or agents or taxing authority are hereby ordered to forego the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such Stamp or Similar Tax or governmental assessment.

106. Exhibits; Plan Supplement. All exhibits to the Plan, and the Plan Supplement, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, are hereby incorporated herein by this reference and be fully enforceable as if stated in full herein.

107. Louisiana Department of Revenue Matters. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, the Louisiana Department of Revenue (the “LDR”) shall not be considered, deemed or determined to be a releasing party for purposes of third-party releases included within the Plan with respect to any person who is also liable under Louisiana law with the Debtors for any tax liability due to the LDR pursuant to La. Rev. Stat. § 47:1561.1.  Nothing provided in the Plan or the Confirmation Order shall modify the rights of the LDR to assert any right of setoff and/or recoupment the LDR may have under applicable bankruptcy or non-bankruptcy law, or the rights of LDR to assert any prepetition claims by the governmental unit bar date or postpetition claims by any applicable administrative claim bar date, subject to amendment of such claims based upon any returns that may be filed with the LDR by the Debtors.  The LDR shall not be required to file a request for the payment of an expense described in 11 U.S.C. § 503(b)(1)(B) or (C), as a condition of its being an allowed administrative expense. The Debtors and the Plan Administrator will exercise best efforts to maintain all business records necessary for the resolution of the LDR’s tax claims.  Nothing in the Plan or in this Confirmation Order shall exempt the Debtors and/or Plan Administrator from complying with Louisiana laws with respect to tax filings, closing out tax accounts upon wind down, or any other state wind down law withdrawing from doing business in the state of Louisiana.  Notwithstanding anything to the contrary in the Plan, all Allowed Priority Tax Claims of the LDR will be paid in full accordance with 11 U.S.C. § 1129(a)9)(C) including post-effective date interest at the rate required by 11 U.S.C. § 511 through the date of receipt of payment, in Cash promptly after allowance. Article IV.D.14, Article IV.G.10, and Article IV.G.14 shall not apply to the LDR.

108. RWJ Barnabas Health, Inc. Matters. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, any and all rights of RWJBH Corporate Services, Inc. and RWJ Barnabas Health, Inc., d/b/a RWJ-Barnabas Health to assert any setoff, recoupment or similar claims against the Debtors are expressly preserved, and any and all rights of the Debtors to contest or dispute any such claims are similarly preserved.

109. Governing Law. Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

110. Tax-Reporting and Compliance. The Debtors are authorized to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors are for all taxable periods ending after the Petition Date through, and including, the Effective Date.

111. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

112. Effect of Non-Occurrence of Conditions to the Effective Date. If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the Debtors, any Holders of a Claim or Interest, or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect.

113. Binding Nature of Plan. Subject to Article VI of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement are immediately effective and enforceable and deemed binding on the Debtors, any and all Holders of Claims or Interests (irrespective of whether the Holders of such Claims or Interests have, or are deemed to have, accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunction described in the Plan, and any and all non-Debtor parties to Executory Contracts with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

114. Retention of Jurisdiction. The Bankruptcy Court may properly, and upon the Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, these Chapter 11 Cases, and section 1142 of the Bankruptcy Code.

115. Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

116. References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Bankruptcy Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

117. Controlling Document. To the extent that any provision of the Plan, the Plan Supplement, or any other order (other than this Confirmation Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. If there is any inconsistency between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall govern and control.

118. Waiver of Stay. For good cause shown, the stay of this Confirmation Order provided by any Bankruptcy Rule is waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Bankruptcy Court.

119. Final Order. This Confirmation Order is a final order that shall be effective and enforceable immediately upon entry, its provisions shall be self-executing, and the period in which an appeal must be filed shall commence upon the entry hereof. In the absence of any party obtaining a stay pending appeal, the Debtors are authorized to consummate the Plan.

Exhibit A

Amended Combined Plan and Disclosure Statement

Exhibit B

Confirmation Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
PROJECT SAGE M HOLDINGS OLDCO, INC.,	)	Case No. 24-10245 (JTD)
et al.,[1]	)
)
Debtors.	)	(Jointly Administered)
)

NOTICE OF ENTRY OF AN ORDER APPROVING

THE DEBTORS’ SECOND AMENDED COMBINED DISCLOSURE

STATEMENT AND JOINT PLAN OF Project sage oldco, inc. AND

ITS AFFILIATED DEBTORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

PLEASE TAKE NOTICE that on June [●], 2024, the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) entered an order [Docket No. [●]] (the “Confirmation Order”) confirming the Second Amended Combined Disclosure Statement and Joint Plan of Project Sage Oldco, Inc. and Its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code [Docket No. 430] (as amended, supplemented, or otherwise modified from time to time, the “Amended Combined Plan and Disclosure Statement”) of the above-captioned debtors and debtors in possession (the “Debtors”).2

PLEASE TAKE FURTHER NOTICE that the Effective Date occurred on [●], 2024. Each of the conditions precedent to consummation of the Plan enumerated in Article IV.I has been satisfied or waived in accordance with the Plan and the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that the Confirmation Order, the Amended Combined Plan and Disclosure Statement, and copies of all documents filed in these Chapter 11 Cases are available free of charge by visiting https://dm.epiq11.com/sientra and are on file with the Clerk of the Bankruptcy Court and may be reviewed during the regular hours of the Bankruptcy Court or online through the Bankruptcy Court’s internet website at http://www.deb.uscourts.gov.

PLEASE TAKE FURTHER NOTICE that the terms of the Confirmation Order and the Plan (which, for the avoidance of doubt, includes the Plan Supplement and all exhibits and documents related thereto) are binding upon the Debtors and any and all Holders of Claims or Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan); all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan; each Entity acquiring property under the Plan; and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

PLEASE TAKE FURTHER NOTICE THAT all requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than sixty (60) days after the Effective Date. Notwithstanding anything to the contrary, all final requests for compensation and reimbursement of reasonable and necessary expenses of the Fee Examiner shall be Filed by the Fee Examiner no later than thirty (30) days after entry of an Order awarding final compensation to the Debtors’ and the Committee’s Professionals or such further date as extended by the Bankruptcy Court. All such final requests will be subject to approval by the Bankruptcy Court after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior orders of the Bankruptcy Court, including the Interim Compensation Order and the Fee Examiner Order, and once approved by the Bankruptcy Court, shall be promptly paid from the Professional Fee Escrow Account up to the full Allowed amount.

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number are: Project Sage Oldco, Inc. (f/k/a Sientra, Inc.) (1000); Project Sage M Holdings Oldco, Inc. (f/k/a Mist Holdings, Inc.) (4221); Project Sage M Oldco, Inc. (f/k/a Mist, Inc.) (1202); and Project Sage M International Oldco, Inc. (f/k/a Mist International, Inc.) (3363). The Debtors’ service address is 3333 Michelson Drive, Suite 650, Irvine, CA 92612.

[2]	Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Confirmation Order.

[Remainder of page intentionally left blank]

Dated: June [●], 2024	/s/ DRAFT
Wilmington, Delaware	PACHULSKI STANG ZIEHL & JONES LLP
David M. Bertenthal (CA Bar No. 167624)
Laura Davis Jones (DE Bar No. 2436)
Timothy P. Cairns (DE Bar No. 4228)
919 North Market Street, 17th Floor
P.O. Box 8705
Wilmington, Delaware 19899-8705 (Courier 19801)
	Telephone:	302-652-4100
	Facsimile:	302-652-4400
	Email:	ljones@pszjlaw.com
dbertenthal@pszjlaw.com
tcairns@pszjlaw.com

-and-

KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP
Joshua A. Sussberg, P.C. (admitted pro hac vice)
Nicole L. Greenblatt, P.C. (admitted pro hac vice)
Elizabeth H. Jones (admitted pro hac vice)
601 Lexington Avenue
New York, New York 10022
	Telephone:	(212) 446-4800
	Facsimile:	(212) 446-4900
	Email:	joshua.sussberg@kirkland.com
nicole.greenblatt@kirkland.com
elizabeth.jones@kirkland.com

Co-Counsel to the Debtors and Debtors in Possession